AMERICAN REALTY CAPITAL TRUST, INC.
ANNUAL INCENTIVE COMPENSATION PLAN

1. Purpose

This Annual Incentive Compensation Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate executives, employees and non-employee directors of American Realty Capital Trust, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives, employees and non-employee directors. The Plan is for the benefit of Participants (as defined below).

2.     Definitions

For purposes of this Plan:

(a) “AFFO” means FFO, plus or minus, as applicable, each of the following: (i) normalized recurring expenditures that are capitalized by the Company and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, such as leasing commissions and tenant improvement allowances; (ii) an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue under SFAS 141; (iii) the amortization or accrual of various deferred costs including intangible assets and equity based compensation; (iv) an adjustment to reverse the effects of non-cash unrealized gains/losses; (v) an adjustment to reverse the effects of DPOs; and (vi) any item(s) that management and the Audit Committee of the Board or management and the Committee determine are one-time items for earnings reporting purposes.

(b) “Annual Bonus” means a Bonus determined and paid pursuant to Section 5.

(c) “Annual Bonus Pool Percentage” means a percentage of the Bonus Pool awarded to a Participant and payable in the form of an Annual Bonus under the Plan.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Bonus” means any Annual Bonus, Deferred Bonus or Equity Bonus.

(g) “Bonus Award Notice” means a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s Bonus(es) and Bonus Pool Percentage(s).

(h) “Bonus Pool” means for each Plan Year, an amount equal to the sum of (1) the Discretionary Bonus Pool and (2) the Formula Bonus Pool.

(i) “Bonus Pool Percentage” means a Cash Bonus Pool Percentage, a Deferred Bonus Pool Percentage or an Equity Bonus Pool Percentage. Participants may be allocated by the Committee a Cash Bonus Pool Percentage, a Deferred Bonus Pool Percentage, an Equity Bonus Pool Percentage or any combination thereof, provided that William M. Kahane and Nicholas Schorsch shall be allocated thirty-five percent (35%) each of such Pool. The allocation of Bonus Pool Percentages to a Participant shall be set forth in the Participant’s Bonus Award Notice for a Plan Year.

(j) “Cash Bonus” means for a Plan Year an amount equal to the product of (i) the portion of the Participant’s Annual Bonus Pool Percentage allocable to the Participant’s Cash Bonus Pool Percentage and (ii) the Bonus Pool, provided that, as of the Effective Date, the Cash Bonus for members of the Company’s senior management shall be fifty percent (50%) of the Bonus Pool allocable to such individuals, subject to adjustment by the Committee in future Plan Years.

(k) “Cash Bonus Pool Percentage” means a percentage of the Participant’s Annual Bonus Pool Percentage awarded to a Participant for a Plan Year.

(l) “Cause” shall have the meaning set forth in a Participant’s Service Agreement. If a Participant is not a party to a Service Agreement as of any relevant date or a Participant’s Service Agreement does not contain a definition of “cause,” then “Cause” for purposes of this Plan shall mean a dismissal upon the occurrence of any of the following events: (i) the conviction of, or a plea of nolo contendere by, the Participant for the commission of a felony; (ii) the Participant’s continuing willful failure for ten business days to substantially perform his or her duties to the Company (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Participant has not substantially performed his duties; or (iii) willful misconduct by the Participant (including, but not limited to, breach by the Participant of any material term of any Service Agreement to which the Participant is a party) that is demonstrably and materially injurious to the Company or its subsidiaries.

(m) “Change of Control” means and includes any of the following events:

(i) any Person is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x)of subsection (ii) below and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or

(ii) the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) 50 percent or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the then outstanding securities of the Company; or

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(iii) the consummation of a sale or disposition by the Company of all or substantially all of the assets of the Company; or

(iv) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to such date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors.

Notwithstanding the foregoing, with respect to any payment pursuant to a Section 409A Covered Award (as defined in Section 8) that is triggered upon a Change in Control, a transaction shall not be deemed to be a Change in Control unless such transaction constitutes a “change in control event” within the meaning of Section 409A of the Code.

(n) “Code” means Internal Revenue Code of 1986, as amended.

(o) “Committee” means the Compensation Committee of the Board.

(p) “Deferred Bonus” means for a Plan Year an amount equal to the product of (i) the portion of the Participant’s Annual Bonus Pool Percentage allocable to the Participant’s Deferred Bonus Pool Percentage, and (ii) the Bonus Pool, provided that, as of the Effective Date, the Deferred Bonus for members of the Company’s senior management shall be twenty-five (25%) of the Bonus Pool allocable to such individuals, subject to adjustment by the Committee in future Plan Years.

(q) “Deferred Bonus Pool Percentage” means a percentage of the Participant’s Annual Bonus Pool Percentage awarded to a Participant for a Plan Year the payment of which shall be subject to deferral pursuant to Section 5.

(r) “Disability” means, unless otherwise provided in the Participant’s Service Agreement (if any), a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.

(s) “Discretionary Bonus Pool” means, for each Plan Year, an amount equal to a percentage (determined by the Committee in its sole discretion) of the Stockholder Book Equity for such Plan Year (determined as of the last day of such Plan Year), the funding of which shall be subject to the Committee’s approval for such Plan Year based upon its assessment of the achievement of such Company and individual performance criteria and objectives for such Plan Year as determined by the Board in its sole discretion.

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(t) “DPO” means a discounted payoff of a loan in advance of its final maturity date.

(u) “Effective Date” means March 1, 2012, the date this Plan was approved by the Board.

(v) “Equity Bonus” means for a Plan Year an amount equal to the product of (i) the portion of the Participant’s Annual Bonus Pool Percentage allocable to the Participant’s Equity Bonus Pool Percentage and (ii) the Bonus Pool, provided that, as of the Effective Date, the Deferred Bonus for members of the Company’s senior management shall be twenty-five percent (25%) of the Bonus Pool allocable to such individuals, subject to adjustment by the Committee in Future Plan Years.

(w) “Equity Bonus Pool Percentage” means a percentage of the Participant’s Annual Bonus Pool Percentage awarded to a Participant for a Plan Year the payment of which, subject to Section 5, shall be in the form of Restricted Stock.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y) “FFO” means funds from operations as computed in accordance with the standards established by the National Association of Real Estate Investment Trusts, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. For purposes of this definition, FFO shall also exclude SFAS 144 impairment charges relating to sales of depreciable properties which otherwise would have been included in the gain/loss from sale of such properties.

(z) “Formula Bonus Pool” means for each Plan Year, an amount equal to a percentage (determined by the Committee in its sole discretion) of any excess FFO earned for such Plan Year (determined as of the last day of such Plan Year) above an annual percentage return on Stockholder Book Equity, determined by the Committee in its sole discretion, provided that, as of the Effective Date, the percentage shall be twenty percent (20%) over an annual percentage of six percent (6%).

(aa) “Participant” means an executive, employee or non-employee director of the Company selected by the Committee to participate in the Plan.

(bb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

(cc) “Plan Year” means any year of the Plan for which a Bonus Pool is established, commencing on January 1 and ending on December 31; provided that Plan Year 2012 shall be a “short” Plan Year commencing on the Effective Date and ending on December 31, 2012.

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(dd) “Restricted Stock” means a restricted share of the Company’s Stock granted pursuant to this Plan, whether granted under the Company’s equity compensation plans or otherwise.

(ee) “Service Agreement” means as of a particular date, any employment, consulting or similar service agreement(s) then in effect between a Participant, on the one hand, and the Company on the other hand, as amended or supplemented through such date.

(ff) “Stock” means the Company’s common stock, par value $0.01 per share.

(gg) “Stockholder Book Equity” means the cost basis of the Company’s Stock, preferred stock and trust preferred securities as of March 1, 2012, as adjusted following March 1, 2012 (except as provided below) as follows: (i) minus realized losses on the Company’s real estate loans, real estate securities, net lease properties (excluding depreciation) or other assets relative to the cost basis of such assets; provided, that the aggregate amount of any such losses shall not exceed the amount of capital at risk with respect to any such asset (e.g., losses within a CDO cannot exceed the Company’s equity investment in such CDO); (ii) minus cash dividends paid to common equity holders since the Company’s initial public offering and subsequently with respect to an applicable performance or measurement period; (iii) minus any common, preferred stock or trust preferred securities repurchased; (iv) plus the cost basis of any Stock, preferred stock or trust preferred securities issued following March 1, 2012; (v) plus the amount of AFFO since the Company’s initial public offering and subsequently with respect to an applicable performance or measurement period; (vi) plus the discount attributable to any asset acquired by the Company at a discount to the par value of such asset, but only to the extent that the Company has realized on such discount (e.g., an asset purchased at a discount is subsequently sold for an amount in excess of its purchase price); and (vii) plus the discount to par attributable to any corporate bonds or other liabilities, including CDO bonds, repurchased prior to or following March 1, 2012. For purposes of the definition of Stockholder Book Equity, AFFO shall be defined as set forth herein, provided that AFFO for purposes of the definition of Stockholder Book Equity shall be reduced or increased, as applicable, to reverse the effects of any item hereunder that reduces or increases Stockholder Book Equity and also would otherwise simultaneously reduce or increase AFFO so as not to double-count any such increase or reduction for purposes of the definition of Stockholder Book Equity.

(hh) “Stock Price” means, as of a particular date, the average of the closing price of one share of Stock for the 20 trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that for purposes of determining the Stock Price in connection with a Transactional Change of Control (but only if in due course such Transactional Change of Control is actually consummated by the Company), the Stock Price shall be equal to the fair market value in cash of the total consideration per share of Stock to be paid or payable in the transaction resulting in the Transactional Change of Control, as determined by the Committee as of the date that the Transactional Change of Control is consummated.

(ii) “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

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(jj) “Transactional Change of Control” means (i) a Change of Control described in clause (i) of the definition thereof where the Person makes a tender offer for Stock, or (ii) a Change of Control described in clauses (ii) or (iii) of the definition thereof.

3. Administration

(a) The Plan shall be administered by the Committee. Except as otherwise provided herein, the Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Bonus hereunder and the amount of any Bonus to be paid under the Plan, provided that the Chief Executive Officer and the Chairman of the Board shall be entitled to recommend to the Committee employees who shall be Participants in any year and the amount of Bonus Pool Percentage to be allocated to such Participants in such year, subject to the Committee’s approval; and provided further that such determinations are made in good faith and are consistent with the purpose and intent of the Plan, and provided further that, except as expressly provided herein, no such action shall adversely affect the rights of the Participants to any accrued and outstanding Bonuses. In particular, but without limitation and subject to the foregoing, the Committee shall have the authority:

(i) to select Participants under the Plan;

(ii) to allocate Bonus Pool Percentages to Participants each Plan Year;

(iii) to determine the Bonus Pool and the formula for calculating the Bonus Pool for each Plan Year;

(iv) to establish and determine performance conditions and measurements applicable to each Bonus and each Participant, not inconsistent with the terms of this Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of this Plan, which shall govern Bonus Award Notices and all other written instruments evidencing the award of a Bonus or allocation of a Bonus Pool Percentage hereunder, including the waiver or modification of any such conditions;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) to interpret the terms and provisions of the Plan and any Bonus granted under the Plan (and any Bonus Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan; and

(viii) to adjust the Bonus Pool in any year to reflect the impact of an extraordinary corporate event.

(b) In addition to Bonuses payable under the terms of the Plan, the Committee reserves the right to grant additional discretionary Bonuses at any time and in any amount it deems appropriate.

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(c) Notwithstanding anything herein to the contrary, the Committee shall make appropriate adjustments to any Bonus Pool, Bonus Pool Percentage, or any performance targets applicable to any Bonus in connection with or as a result of any of the following events which occur or have occurred after March 1, 2012: reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities.

(d) Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(e) If the Company is required to prepare a material accounting restatement with respect to any Plan Year and such restatement (i) would have reduced the amount paid under the Plan to the executive officers with respect to such Plan Year and (ii) was due to an untrue statement of a material fact by an executive officer or an omission by an executive officer to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, with respect to the financial statement that is the subject of the restatement, the Committee may seek (but is not required to seek) reimbursement from one or more Participants, taking into consideration all relevant factors and circumstances, all or a portion of the incentive compensation paid under this Plan with respect to such Plan Year that would not otherwise have been earned based on the restated financial results. In addition, all amounts paid and Stock granted under the Plan will be subject to any compensation recapture policies required by applicable law (including the Sarbanes-Oxley Act of 2002) or that are established by the Board or the Committee from time to time, in their respective sole discretion, including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time to the extent required therein and the implementing regulations.

4. Annual Bonus

(a) If granted a Bonus Pool Percentage by the Committee, a Participant will be eligible to receive an Annual Bonus with respect to a Plan Year. Annual Bonuses shall be tied to individual performance and the Company’s performance for the relevant Plan Year. Performance goals and targets for the Plan Year shall be determined by the Committee on an annual basis on such terms not inconsistent with the terms of this Plan. The Committee may also establish ranges within such performance targets that correspond to the payout of different fixed percentages of a Participant’s Bonus Pool Percentages (including maximum, target and threshold performance targets). The Bonus Pool Percentages for the 2012 Plan Year are set forth on Exhibit A hereto and any Bonus Pool Percentages and any annual performance targets and any payout ranges for subsequent Plan Years shall be set forth on separate exhibits hereto. Exhibit A shall also serve as an illustration of the operation of the Annual Bonus and payment thereof for the 2012 Plan Year.

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(b) A Participant’s Annual Bonus, if any, shall be paid as follows:

(i) An amount equal to the Participant’s Cash Bonus for the Plan Year shall be paid to the Participant in cash in a lump-sum in the year following the Plan Year to which such Annual Bonus relates, within ten days after the Company has received its approved audited financial statements for such Plan Year, but in no event later than December 31 of such year, subject to the Participant’s continued employment with the Company through such payment date except as otherwise provided herein;

(ii) An amount equal to the Participant’s Deferred Bonus for the Plan Year shall vest as follows: (x) 1/3 on December 31 of the calendar year following the Plan Year to which such Deferred Bonus relates, (y) 1/3 on December 31 of the second calendar year following the Plan Year to which such Deferred Bonus relates and (z) 1/3 on December 31 of the third calendar year following the Plan Year to which such Deferred Bonus relates, subject in each case to the Participant’s continued employment with the Company through each such vesting date. Except as otherwise provided herein, each portion of the Deferred Bonus shall be paid in cash in a lump-sum in the calendar year following the year such portion vests, but no later than January 10 of such following year.

(iii) An amount equal to the Participant’s Equity Bonus shall be paid to the Participant in the form of shares of Restricted Stock to the extent available for issuance under the Company’s equity incentive plans, granted in the year following the Plan Year to which such Equity Bonus relates, within ten days after the Company has received its approved audited financial statements for such Plan Year, but in no event later than December 31 of such year, subject to the Participant’s continued employment with the Company through such grant date except as otherwise provided herein. Any such Restricted Stock shall vest as follows: (x) 1/3 on December 31 of the calendar year following the Plan Year to which such Equity Bonus relates, (y) 1/3 on December 31 of the second calendar year following the Plan Year to which such Equity Bonus relates and (z) 1/3 on December 31 of the third calendar year following the Plan Year to which such Equity Bonus relates, subject in each case to the Participant’s continued employment with the Company through each such vesting date. The number of shares of Restricted Stock granted shall be determined as follow: (A) the Participant’s Equity Bonus for the applicable Plan Year divided by (B) the Stock Price determined as of the last day of the Plan Year. A Participant shall be entitled to receive payment of any cash dividend(s) paid on each share of Restricted Stock following the last day of the Plan Year concurrent with any such payment to the holders of the Company’s Stock, irrespective of whether such shares of Restricted Stock are then vested. To the extent shares of Restricted Stock are not available for issuance under the Company’s equity incentive plans, the Participant’s Equity Bonus (or a portion of the Participant’s Equity Bonus) for the Plan Year shall be paid in the form of a Deferred Bonus pursuant to Section 5(b)(ii); provided that an amount equal to any cash dividend that would have been payable on such amount had the Participant received shares of Restricted Stock shall be paid to the Participant concurrent with any such payment to the holders of the Company’s Stock, irrespective of whether such Deferred Bonus is then vested.

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5. Termination of Employment

(a) If at any time prior to payment of any Cash Bonus, the grant or vesting of any Deferred Bonus or the grant or vesting of any Restricted Stock in accordance with the terms of the Plan, a Participant’s employment or other service relationship with the Company terminates for any reason other than termination of employment by (x) the Company without Cause, or by the Company’s failure to renew a Service Agreement at the expiration of its term, (y) the Participant for “Good Reason” (as defined in the applicable Service Agreement or in the Bonus Award Notice, as applicable) to the extent that the Participant is entitled to resign for “Good Reason” in accordance with such Participant’s Service Agreement or the Bonus Award Notice, or (z) due to the Participant’s death or Disability, then the Participant shall automatically and immediately forfeit any and all right to receive any unpaid Cash Bonus or the grant of any Deferred Bonus or Equity Bonus and any unvested Deferred Bonus and Restricted Stock issued pursuant to the Equity Bonus shall be immediately forfeited.

(b) Notwithstanding anything herein to the contrary or in any Service Agreement with any Participant which provides for accelerated vesting or payout of such a Participant’s bonuses and incentive awards in the event of certain types of terminations of such Participant’s employment relationship with the Company or a Subsidiary, as applicable (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the Participant), the treatment of any Bonuses under this Plan shall be governed solely by the terms hereof and not by the terms of such Service Agreement, except to the extent specifically provided in a Bonus Award Notice. In consideration of the opportunity to receive any Bonus under this Plan, any such Service Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 5(b).

(c) If at any time prior to the applicable payment date for a Cash Bonus, the grant or vesting of any Deferred Bonus or the grant or vesting of any Restricted Stock hereunder, the Participant’s employment or service relationship with the Company (x) is terminated by the Company without Cause, (y) is terminated by the Participant for “Good Reason” (as defined in the applicable Service Agreement) to the extent that the Participant is entitled to resign for “Good Reason” in accordance with such Participant’s Service Agreement or (z) terminates due to the Participant’s death or Disability, the following shall occur:

(i) If the Participant is eligible to receive a Cash Bonus for the Plan Year that includes the date the Participant’s employment terminates (the “Termination Date”), the amount of the Participant’s actual Cash Bonus shall be calculated pursuant to Section 5 of the Plan, but shall be pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days in the Plan Year from and including January 1 to and including the Termination Date, and the denominator of which shall be 365. Such pro-rated Cash Bonus shall be payable in cash in a lump-sum in accordance with the provisions of Section 4(b)(i). The Participant shall also be entitled to the full amount of the Cash Bonus earned for the Plan Year immediately preceding the Plan Year in which the Termination Date occurs if such Cash Bonus has not been paid by the Termination Date. Such amount shall also be payable in accordance with the provisions of Section 4(b)(i).

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(ii) If the Participant is eligible to receive any Deferred Bonus,

(A) if such Deferred Bonus relates to the Plan Year that includes the Termination Date, the amount of the Participant’s actual Deferred Bonus shall be calculated pursuant to Section 4 of the Plan, but shall be pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days in the Plan Year from and including January 1 to and including the Termination Date, and the denominator of which shall be 365, and such pro-rated Deferred Bonus shall be payable in cash in a lump-sum in the year following such Plan Year within ten days after the Company has received its approved audited financial statements for such Play Year, but in no event later than December 31 of such year; and

(B) if such Deferred Bonus relates to any completed Plan Year, the Committee shall accelerate the vesting with respect to any unvested and unpaid portion of such Deferred Bonus, and such amounts shall be paid in cash in a lump-sum on the sixtieth (60th) day following the Termination Date.

(iii) If the Participant is eligible to receive an Equity Bonus for the Plan Year that includes the Participant’s Termination Date, the amount of the Participant’s actual Equity Bonus shall be calculated pursuant to Section 4 of the Plan, but shall be pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days in the Plan Year from and including January 1 to and including the Termination Date, and the denominator of which shall be 365. Such pro-rated Equity Bonus and the full amount of any Equity Bonus that the Participant earned and was entitled to receive for the Plan Year immediately preceding the Plan Year in which the Termination Date occurs if such Equity Bonus has not been paid by the Termination Date, shall be payable in the form of a grant of fully vested Stock to the extent available and permissible for issuance under the Company’s equity incentive plans or, in the event such Stock is not available for issuance or permitted to be issued under the Company’s equity incentive plans, as cash in a lump-sum, in either case within ten days after the Company has received its approved audited financial statements for such Plan Year, but in no event later than December 31 of such year. In addition, any Restricted Stock previously granted under the Plan shall become immediately vested on the Participant’s Termination Date.

(iv) Each payment or vesting of Deferred Bonus or Restricted Stock described in Sections 5(c)(i)-(iii), above shall be paid to the Participant or occur only if the Participant has signed and delivered to the Company a fully effective and irrevocable general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within 60 days following the Participant’s Termination Date.

6. Change of Control

(a) Notwithstanding anything herein to the contrary or in any Service Agreement with any Participant which provides for accelerated vesting or payout of such a Participant’s bonuses and incentive awards in the event of a Change of Control or similar transaction, the treatment of any Annual Bonuses under this Plan shall be governed solely by the terms hereof and not by the terms of such Service Agreement, except to the extent specifically provided in a Bonus Award Notice. In consideration of the opportunity to receive any Bonus under this Plan, any such Service Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 6(a).

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(b) Unless otherwise provided in any Bonus Award Notice, upon a Change of Control of the Company, the following shall occur:

(i) If a Participant is eligible to receive a Cash Bonus for the Plan Year that includes the effective date of the Change of Control (the “Change of Control Date”), such Plan Year shall end as of the Change of Control Date and the amount of the Participant’s actual Cash Bonus shall be calculated pursuant to Section 4 of the Plan, but with reference to a Bonus Pool that is adjusted by the Committee on an equitable basis as of the Change of Control Date to reflect the shortened Plan Year (the “Adjusted Bonus Pool”). Performance targets for the Plan Year shall not be adjusted or pro-rated, except to the extent necessary to apply the Change of Control Adjustment Principles (as defined below). In determining the achievement of performance targets and the percentage of the Cash Bonus payable to Participants for the applicable adjusted Plan Year, the Committee shall apply the following principles: (x) the Committee shall not consider or give effect to any discretionary Bonus component (including without limitation the Discretionary Bonus Pool) or subjective performance criteria and shall equitably re-weight all remaining and applicable objective performance targets and (y) to the extent possible, the Committee shall annualize or extrapolate performance as of the Change of Control Date for the entire Plan Year (or other applicable performance or measurement period) (the “Change of Control Adjustment Principles”).

(ii) If a Participant is eligible to receive a Deferred Bonus,

(A) if such Deferred Bonus relates to the Plan Year that includes the Change of Control Date, the amount of Participant’s actual Deferred Bonus shall be calculated pursuant to Section 5 of the Plan, following application of the Change of Control Adjustment Principles, but with reference to the Adjusted Bonus Pool; and

(B) if such Deferred Bonus relates to any completed Plan Year, the Committee shall accelerate the vesting with respect to any unvested and unpaid portion of such Deferred Bonus.

(iii) If a Participant is eligible to receive an Equity Bonus,

(A) if such Equity Bonus relates to the Plan Year that includes the Change of Control Date, the amount of Participant’s actual Equity Bonus shall be calculated pursuant to Section 4 of the Plan, following application of the Change of Control Adjustment Principles, but with reference to the Adjusted Bonus Pool, and shall be payable solely in cash; and

(B) if such Equity Bonus relates to any completed Plan Year, (x) the Committee shall accelerate the vesting as of the Change in Control Date with respect to any shares of Restricted Stock granted to the Participant hereunder and (y) if such Equity Award has not yet been granted, the Committee shall accelerate the vesting with respect to such Equity Bonus and such Equity Bonus shall be payable solely in cash.

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(c) Each cash payment described in Sections 6(b)(i)-(iii) above shall be paid to the Participant in one lump-sum on the Change of Control Date to the extent practicable or, if not practicable, as soon as reasonably possible following the Change of Control Date, but in no event later than 45 days following the Change of Control Date.

7. Section 409A. Although the Company does not guarantee to a Participant the particular tax treatment of a Bonus under the Plan, Bonuses under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Bonus Award Notice hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Bonus under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), such Bonus shall be paid in a manner that is intended to comply with Section 409A of the Code. The Company makes no representation or warranty to any Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 7. Notwithstanding anything in the Plan or in a Bonus Award Notice to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or a Bonus Award Notice, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments delayed pursuant to this Section 7(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death. Any such delayed payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until the payment.

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(b) Whenever a payment under a Section 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c) If under a Section 409A Covered Award an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

8. Miscellaneous

(a) Non-Executive Officers. Any portion of the Bonus Pool that is not allocated to the executive officers or non-employee directors of the Company with respect to a Plan Year, shall be, in the discretion of the Company’s senior management, allocated to non-executive officers of the Company.

(b) No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee, director or consultant of the Company or any of its subsidiaries.

(c) Except as otherwise permitted by the Committee in its sole discretion, none of the Awards granted hereunder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”); except that any Award may be transferred to the Grantee’s Family Members (as defined below) by gift or domestic relations order; provided that the transferee agrees in writing with the Company to be bound by all the terms and conditions of this Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 8. Additionally, all Transfers of Award must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of an Award, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of an Award not in accordance with the terms and conditions of this Section 8 shall be null and void. Except as provided in this Section 8, this Agreement is personal to the Participant, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. For purposes of this Agreement, “Family Member” of a Participant means the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) own more than 50 percent of the beneficial interest, and a partnership or limited liability company.

(d) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

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(e) Other Benefits. No amount or Stock granted or paid under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries or affiliates, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(f) Governing Law. The Plan and each Bonus Plan Certificate awarded under the Plan shall be construed in accordance with and governed the laws of the State of New York, without regard to principles of conflict of laws of such state.

(g) Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such cash payments.

(h) Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(i) Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.

(j) Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ benefit plans, programs or policies.

(k) Effective Date. The Plan shall be effective as of the Effective Date.

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